Exhibit 99.2

Investor Update - January 28, 2020

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices and our hedging program. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

We are also providing our expected capital expenditures and fleet count for future periods. These estimates are based on firm commitments we currently have in place for future aircraft deliveries and our current estimate of non-aircraft capital spending.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2018, as well as in other documents filed by Alaska Air Group with the SEC after the date thereof. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED
Forecast Information

Forecast - Full Year 2020	Forecasted % Change
Capacity (ASMs in millions)(a)	~ 3% - 4%
Cost per ASM excluding fuel and special items (cents)(a)(b)	~ 2%
Fuel gallons (000,000)	1% - 2%

Forecast - First Quarter 2020	Forecasted % Change and Cost per Gallon
Capacity (ASMs in millions)(a)	~ 4%
Cost per ASM excluding fuel and special items (cents)(a)	~ 3%
Revenue per ASM (cents)	~ 0.5% - 3.5%
Fuel gallons (000,000)	~ 3%
Economic fuel cost per gallon(c)	$2.21
(a)Our expected 2020 capacity growth is highly dependent on the timing of delivery of the Boeing 737MAX aircraft. There are currently 10 MAX aircraft scheduled for delivery in 2020. Should the grounding of the MAX aircraft further delay deliveries beyond June 2020, our capacity growth may be negatively impacted, and our full year CASMex could be higher.
(b)Our full year CASMex forecast excludes the potential impact of a new agreement with our Mainline pilots.
(c)Our economic fuel cost per gallon estimate for the first quarter includes the following per-gallon assumptions:  crude oil cost - $1.41 ($59 per barrel); refining margin - 58 cents; cost of settled hedges - 2 cents, with the remaining difference due to taxes and other into-plane costs.

Capital Expenditures Forecast
We expect capital expenditures to be approximately $750 million in 2020. This amount is subject to change pending MAX deliveries and any decision made for future aircraft orders.

Non-operating Expense
We expect that our consolidated non-operating expense will be approximately $1 million to $2 million in the first quarter of 2020.

Future Fuel Hedge Positions
All of our future oil positions are call options, which are designed to effectively cap the cost of the crude oil component of our jet fuel purchases. Our crude oil positions are as follows:

	Approximate % of Expected Fuel Requirements	Weighted-Average Crude Oil Price per Barrel	Average Premium Cost per Barrel
First Quarter 2020	50%	$70	$2
Second Quarter 2020	50%	$67	$2
Third Quarter 2020	40%	$67	$2
Fourth Quarter 2020	30%	$65	$2
Full Year 2020	42%	$68	$2
First Quarter 2021	20%	$63	$2
Second Quarter 2021	10%	$64	$2
Full Year 2021	7%	$63	$2